                                                                                                          [FILED PURSUANT TO RULE 433]
TERM SHEET

RALI SERIES 2007-QS1 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2007-QS1

RESIDENTIAL ACCREDIT LOANS, INC.
Depositor

RESIDENTIAL FUNDING COMPANY, LLC
Sponsor and Master Servicer

DEUTSCHE BANK TRUST COMPANY AMERICAS
Trustee

CITIGROUP GLOBAL MARKETS INC.

Lead Underwriter

 THE  DEPOSITOR  HAS FILED A  REGISTRATION  STATEMENT  (INCLUDING A BASE  PROSPECTUS)  WITH THE
SECURITIES  AND EXCHANGE  COMMISSION,  OR SEC,  FOR THE  OFFERING TO WHICH THIS  COMMUNICATION
RELATES.  BEFORE  YOU  INVEST,  YOU  SHOULD  READ THE  BASE  PROSPECTUS  IN THAT  REGISTRATION
STATEMENT  AND  OTHER  DOCUMENTS  THE  DEPOSITOR  HAS  FILED  WITH THE SEC FOR  MORE  COMPLETE
INFORMATION  ABOUT THE DEPOSITOR AND THE  OFFERING.  YOU MAY GET THESE  DOCUMENTS AT NO CHARGE
BY  VISITING  EDGAR ON THE SEC WEB SITE AT  WWW.SEC.GOV.  ALTERNATIVELY,  THE  DEPOSITOR,  ANY
UNDERWRITER  OR ANY DEALER  PARTICIPATING  IN THE  OFFERING  WILL ARRANGE TO SEND YOU THE BASE
PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE [ ].

 THIS TERM SHEET IS NOT REQUIRED  TO, AND DOES NOT,  CONTAIN ALL  INFORMATION  THAT IS REQUIRED
TO  BE  INCLUDED  IN  THE   PROSPECTUS   AND  THE   PROSPECTUS   SUPPLEMENT  FOR  THE  OFFERED
CERTIFICATES.   THE  INFORMATION  IN  THIS  TERM  SHEET  IS  PRELIMINARY  AND  IS  SUBJECT  TO
COMPLETION OR CHANGE.

THE  INFORMATION  IN THIS TERM SHEET,  IF  CONVEYED  PRIOR TO THE TIME OF YOUR  COMMITMENT  TO
PURCHASE  ANY OF THE  OFFERED  CERTIFICATES,  SUPERSEDES  INFORMATION  CONTAINED  IN ANY PRIOR
SIMILAR TERM SHEET, THE TERM SHEET SUPPLEMENT AND ANY OTHER FREE WRITING  PROSPECTUS  RELATING
TO THOSE OFFERED CERTIFICATES.

This  term  sheet  and  the  related  term  sheet  supplement  is not an  offer  to  sell or a solicitation of an offer to buy these  securities in any state where such offer,  solicitation or sale is not permitted.

JANUARY 23, 2007

    IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY CLASS OF
 OFFERED CERTIFICATES, THE TERM SHEET SUPPLEMENT AND THE RELATED BASE PROSPECTUS WITH RESPECT
                                 TO THE OFFERED CERTIFICATES

 We  provide  information  to you  about the  offered  certificates  in three or more  separate documents that provide progressively more detail:

        -      the related base  prospectus,  dated December 6, 2007,  which provides  general information, some of which may not apply to the offered certificates;

        -      the term sheet  supplement,  dated December 12, 2007,  which  provides  general information about series of certificates  issued pursuant to the depositor's QS program, some of which may not apply to the offered certificates; and

        -      this term sheet,  which  describes  terms  applicable to the classes of offered certificates  described herein and provides a description of certain collateral stipulations  regarding the mortgage loans and the parties to the  transaction, and provides other information related to the offered certificates.

This  term  sheet  provides  a  very  general   overview  of  certain  terms  of  the  offered
certificates  and does not contain all of the  information  that you should consider in making your  investment  decision.  To  understand  all of  the  terms  of a  class  of  the  offered certificates,  you should read  carefully this document,  the term sheet  supplement,  and the entire base prospectus.

The related base prospectus may be found by visiting EDGAR on the SEC web site at
www.sec.gov.

The registration statement to which this offering relates is Commission File Number
333-131213.

If the  description  of  the  offered  certificates  in  this  term  sheet  differs  from  the description  of the senior  certificates  in the  related  base  prospectus  or the term sheet supplement,  you should rely on the  description  in this term sheet.  Capitalized  terms used but not defined herein shall have the meaning  ascribed  thereto in the term sheet  supplement and the related base prospectus.

THE  INFORMATION  IN THIS  TERM  SHEET,  IF  CONVEYED  PRIOR TO THE  TIME OF YOUR  CONTRACTUAL
COMMITMENT TO PURCHASE ANY OF THE OFFERED  CERTIFICATES,  SUPERSEDES ANY INFORMATION CONTAINED
IN ANY PRIOR SIMILAR  MATERIALS  RELATING TO SUCH  CERTIFICATES.  THE INFORMATION IN THIS TERM
SHEET IS  PRELIMINARY,  AND IS  SUBJECT  TO  COMPLETION  OR  CHANGE.  THIS TERM SHEET IS BEING
DELIVERED  TO  YOU  SOLELY  TO  PROVIDE  YOU  WITH  INFORMATION  ABOUT  THE  OFFERING  OF  THE
CERTIFICATES  REFERRED  TO IN THIS  TERM  SHEET  AND TO  SOLICIT  AN  OFFER  TO  PURCHASE  THE
CERTIFICATES,  WHEN,  AS AND IF  ISSUED.  ANY SUCH OFFER TO  PURCHASE  MADE BY YOU WILL NOT BE
ACCEPTED  AND WILL NOT  CONSTITUTE  A  CONTRACTUAL  COMMITMENT  BY YOU TO PURCHASE  ANY OF THE
CERTIFICATES, UNTIL WE HAVE ACCEPTED YOUR OFFER TO PURCHASE CERTIFICATES.

THE  CERTIFICATES  REFERRED TO IN THESE  MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED.  THE
ISSUING  ENTITY IS NOT OBLIGATED TO ISSUE SUCH  CERTIFICATES  OR ANY SIMILAR  SECURITY AND THE
UNDERWRITER'S  OBLIGATION TO DELIVER SUCH  CERTIFICATES IS SUBJECT TO THE TERMS AND CONDITIONS
OF  THE  UNDERWRITING  AGREEMENT  WITH  THE  ISSUING  ENTITY  AND  THE  AVAILABILITY  OF  SUCH
CERTIFICATES  WHEN,  AS AND IF ISSUED BY THE ISSUING  ENTITY.  YOU ARE ADVISED  THAT THE TERMS
OF THE OFFERED  CERTIFICATES,  AND THE CHARACTERISTICS OF THE MORTGAGE LOAN POOL BACKING THEM,
MAY CHANGE (DUE,  AMONG OTHER THINGS,  TO THE  POSSIBILITY  THAT MORTGAGE  LOANS THAT COMPRISE
THE POOL MAY BECOME  DELINQUENT  OR  DEFAULTED  OR MAY BE REMOVED OR REPLACED AND THAT SIMILAR
OR  DIFFERENT  MORTGAGE  LOANS  MAY BE ADDED TO THE  POOL,  AND  THAT ONE OR MORE  CLASSES  OF
CERTIFICATES  MAY BE  SPLIT,  COMBINED  OR  ELIMINATED),  AT ANY  TIME  PRIOR TO  ISSUANCE  OR
AVAILABILITY  OF A FINAL  PROSPECTUS.  YOU ARE  ADVISED  THAT  CERTIFICATES  MAY NOT BE ISSUED
THAT HAVE THE CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  THE UNDERWRITER'S  OBLIGATION TO
SELL SUCH  CERTIFICATES  TO YOU IS CONDITIONED ON THE MORTGAGE LOANS AND  CERTIFICATES  HAVING
THE  CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  IF FOR ANY REASON THE ISSUING ENTITY DOES
NOT DELIVER  SUCH  CERTIFICATES,  THE  UNDERWRITER  WILL  NOTIFY YOU,  AND NEITHER THE ISSUING
ENTITY NOR ANY  UNDERWRITER  WILL HAVE ANY  OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF
THE  CERTIFICATES  WHICH YOU HAVE  COMMITTED TO PURCHASE,  AND NONE OF THE ISSUING  ENTITY NOR
ANY  UNDERWRITER  WILL BE LIABLE FOR ANY COSTS OR DAMAGES  WHATSOEVER  ARISING FROM OR RELATED
TO SUCH NON-DELIVERY.

NEITHER THE ISSUING ENTITY OF THE  CERTIFICATES OR ANY OF ITS AFFILIATES  PREPARED,  PROVIDED,
APPROVED OR VERIFIED ANY  STATISTICAL  OR NUMERICAL  INFORMATION  PRESENTED  HEREIN,  ALTHOUGH
THAT  INFORMATION  MAY BE BASED IN PART ON LOAN LEVEL DATA  PROVIDED BY THE ISSUING  ENTITY OR
ITS AFFILIATES.

RISK FACTORS

 The offered  certificates are not suitable investments for all investors.  In particular,  you should not purchase any class of offered  certificates  unless you understand the  prepayment, credit,  liquidity and market risks associated with that class.  The offered  certificates are complex  securities.  You  should  possess,  either  alone  or  together  with  an  investment advisor,  the expertise  necessary to evaluate the  information  contained in this term sheet, the term sheet  supplement  and the related base  prospectus for the offered  certificates  in the  context  of your  financial  situation  and  tolerance  for risk.  You  should  carefully consider,  among other  things,  all of the  applicable  risk factors in  connection  with the purchase  of any class of the  offered  certificates  listed  in the  section  entitled  "Risk
Factors" in the term sheet supplement.

COLLATERAL STIPULATIONS - MORTGAGE POOL CHARACTERISTICS

 ------------------------------------------------------------------------------------ --------------
STIPULATED MORTGAGE POOL CHARACTERISTICS
                                                                      LOAN GROUP I   LOAN GROUP II
                                                                        30-Year         30-Year
MORTGAGE LOAN TYPE:                                                   Conventional   Conventional
                                                                       Fixed Rate     Fixed Rate
 -------------------------------------------------------------------- --------------- --------------
AGGREGATE STATED PRINCIPAL BALANCE, EXCLUDING PO BOND,  (+/- 10%):      Approx.         Approx.
                                                                      $429,000,000   $858,000,000
-------------------------------------------------------------------- --------------- --------------
GROSS WEIGHTED AVERAGE COUPON (+/- 0.10):                                6.75%           7.00%
-------------------------------------------------------------------- --------------- --------------
WEIGHTED AVERAGE PASS-THRU RATE:                                         6.00%           6.50%
-------------------------------------------------------------------- --------------- --------------
WEIGHTED AVERAGE ORIGINAL MATURITY (+/- 2 MONTH):                      357 months     357 months
-------------------------------------------------------------------- --------------- --------------
WEIGHTED AVERAGE LOAN-TO-VALUE RATIO (+/- 5):                             76%             76%
-------------------------------------------------------------------- --------------- --------------
CALIFORNIA CONCENTRATION MAXIMUM:                                         45%             45%
-------------------------------------------------------------------- --------------- --------------
FULL/ALT DOCUMENTATION (+/- 10):                                          25%             25%
-------------------------------------------------------------------- --------------- --------------
LIMITED DOCUMENTATION  (+/- 10):                                          75%             75%
-------------------------------------------------------------------- --------------- --------------
RATE/TERM REFINANCE (+/- 15):                                             15%             15%
-------------------------------------------------------------------- --------------- --------------
CASH OUT REFINANCE (+/- 15):                                              30%             30%
-------------------------------------------------------------------- --------------- --------------
SINGLE FAMILY DETACHED MAXIMUM:                                           85%             85%
-------------------------------------------------------------------- --------------- --------------
CONDO/COOP (+/- 10):                                                       8%             8%
-------------------------------------------------------------------- --------------- --------------
SECOND/VACATION HOME (+/- 10):                                             7%             7%
-------------------------------------------------------------------- --------------- --------------
INVESTOR PROPERTY (+/- 10):                                               17%             17%
-------------------------------------------------------------------- --------------- --------------
WEIGHTED AVERAGE FICO (+/- 5):                                            710             710
-------------------------------------------------------------------- --------------- --------------
INTEREST ONLY MORTGAGE LOANS MAXIMUM:                                     50%             50%
-------------------------------------------------------------------- --------------- --------------
AVERAGE MORTGAGE LOAN BALANCE MAXIMUM:                                  $250,000       $250,000
-------------------------------------------------------------------- --------------- --------------
CONFORMING BALANCE MINIMUM:                                               65%             65%
-------------------------------------------------------------------- --------------- --------------
PREPAYMENT PENALTIES MAXIMUM:                                             15%             15%
-------------------------------------------------------------------- --------------- --------------
MAXIMUM UNINSURED MORTGAGE LOANS W/LTV RATIO IN EXCESS OF 80%:             1%             1%
-------------------------------------------------------------------- --------------- --------------

The  percentages  set  forth in the  tables  above,  other  than  any  weighted  averages,  are percentages of the aggregate  principal  balance of the actual mortgage loans to be included in the related loan group on the Closing Date, as of the Cut-off Date,  after  deducting  payments of  principal  due during the month of the  Cut-off  Date.  Any  weighted  average is  weighted based on the  principal  balance of the actual  mortgage  loans to be  included  in the related loan group on the Closing Date, as of the Cut-off Date,  after deducting  payments of principal due during the month of the Cut-off Date.

A  percentage  expressed  in  parenthesis  for a category  in the tables  above  reflects  the percentage  by which the number set forth for such  category  may vary in the actual  mortgage loans  included  in the  related  loan group on the Closing  Date.  For example the  Aggregate
Stated  Principal  Balance,  excluding  the PO Bond,  of the mortgage  loans  included in loan group I on the Closing  Date, as of the Cut-off Date,  after  deducting  payments of principal due during the month of the Cut-off Date,  could be lower or higher than the amount  specified by as much as 10%.

A number  expressed in  parenthesis  for a category in the tables above  reflects the amount by which the number or  percentage  set forth for such  category  may vary in the actual  mortgage loans  included  in the  related  loan  group  on  the  Closing  Date.  For  example,  Full/Alt
Documentation  loans  in loan  group I  could  vary  from  15% to 35% of the  aggregate  stated
principal  balance  of the  actual  mortgage  loan  pool  included  in the loan  group I on the
Closing  Date,  as of the Cut-off Date,  after  deducting  payments of principal due during the month of the Cut-off Date.

CERTAIN TRANSACTION INFORMATION

 UNDERWRITER:                 Citigroup  Global  Markets  Inc.  will  purchase  the  Class  I-A
                             Certificates  and Class II-A  Certificates  (other than the Class
                             I-A-V, Class II-A-V,  Class I-A-P and Class II-A-P  Certificates)
                             and the Class R  Certificates  (other  than a de minimis  portion thereof)  on the closing  date,  subject to the  satisfaction  of the conditions set forth in the underwriting agreement.

CUT-OFF DATE:                January 1, 2007.

CLOSING DATE:                On or about January 30, 2007.

DISTRIBUTION DATE:           25th of each month,  or the next  business day if such day is not a business day, commencing February 26, 2007.

ASSUMED FINAL
DISTRIBUTION DATES:          The   distribution   date  in  January  2037.  The  actual  final
                             distribution date could be substantially earlier.

FORM OF CERTIFICATES:        Book-entry:  Class I-A,  Class II-A,  Class I-A-P,  Class II-A-P,
                             Class  I-A-V and Class  II-A-V  Certificates.  Physical:  Class R
                             Certificates.

MINIMUM DENOMINATIONS:       Class I-A  Certificates and Class II-A  Certificates,  other than
                             any  class  of  Interest  Only  Certificates,   and  Class  I-A-P
                             Certificates   and  Class   II-A-P   Certificates,   in   minimum
                             denominations   representing  an  original  principal  amount  of
                             $25,000 and  integral  multiples of $1 in excess  thereof.  Class
                             A-V  and  any  other   class  of  Interest   Only   Certificates:
                             $2,000,000   notional   amount.   Class   R   Certificates:   20%
                             percentage interests.

SENIOR CERTIFICATES:         Class I-A, Class II-A,  Class I-A-P,  Class II-A-P,  Class I-A-V,
                             Class II-A-V and Class R Certificates.

SUBORDINATE CERTIFICATES:    This is a Stacked  Transaction  as  described  in the Term  Sheet
                             Supplement.  Class  I-M,  Class  II-M,  Class I-B and Class  II-B
                             Certificates.  The Subordinate  Certificates  will provide credit enhancement to the Senior Certificates.

ERISA:                       Subject  to  the  considerations  contained  in  the  term  sheet supplement,  the Class I-A, Class II-A,  Class I-M and Class II-M
                             Certificates  may be eligible for  purchase by persons  investing
                             assets  of  employee  benefit  plans  or  individual   retirement
                             accounts  assets.  Sales  of the  Class  R  Certificates  to such
                             plans  or   retirement   accounts  are   prohibited,   except  as
                             permitted   in   "ERISA   Considerations"   in  the  term   sheet
                             supplement.

                             See "ERISA  Considerations"  in the term sheet  supplement and in the related base prospectus.

SMMEA:                                      When issued the offered  certificates  rated in at
                             least the second  highest  rating  category  by one of the rating agencies will be "mortgage  related  securities"  for purposes of the  Secondary  Mortgage  Market  Enhancement  Act  of  1984,  or
                             SMMEA,  and the  remaining  classes of  certificates  will not be
                             "mortgage related securities" for purposes of SMMEA.

                             See "Legal  Investment"  in the term sheet  supplement and "Legal
                             Investment Matters" in the related base prospectus.

TAX STATUS:                  For federal  income tax  purposes,  the  depositor  will elect to treat  the  portion  of  the  trust  consisting  of  the  related mortgage  loans and  certain  other  segregated  assets as one or more  real  estate  mortgage  investment  conduits.  The  offered
                             certificates,   other  than  the  Class  R   Certificates,   will
                             represent  ownership  of  regular  interests  in  a  real  estate mortgage  investment  conduit  and  generally  will be treated as
                             representing   ownership   of  debt  for   federal   income   tax
                             purposes.   You  will  be  required  to  include  in  income  all
                             interest  and   original   issue   discount,   if  any,  on  such
                             certificates   in   accordance   with  the   accrual   method  of
                             accounting  regardless of your usual methods of  accounting.  For federal  income tax purposes,  the Class R  Certificates  for any series  will  represent  residual  interests  in  a  real  estate mortgage investment conduit.

                             For  further   information   regarding  the  federal  income  tax
                             consequences   of   investing   in  the   offered   certificates,
                             including  important  information  regarding the tax treatment of the  Class R  Certificates,  see  "Material  Federal  Income  Tax
                             Consequences"  in the term sheet  supplement  and in the  related base prospectus.

CREDIT ENHANCEMENT

 Credit enhancement for the Senior  Certificates  related to any loan group will be provided by the  subordination  of the  related  Class M and Class B  Certificates,  as and to the  extent described  in the term sheet  supplement.  Most  realized  losses on the  mortgage  loans in a loan group will be allocated to the related  Class B  Certificates,  beginning  with the class of related Class B Certificates with the lowest payment  priority,  and then the related Class
M  Certificates,  beginning  with the class of related  Class M  Certificates  with the lowest payment  priority,  in each case  until the  certificate  principal  balance  of that class of
certificates   has  been  reduced  to  zero.   When  losses  are   allocated  to  a  class  of
certificates,  the certificate  principal  balance of the class to which the loss is allocated is reduced, without a corresponding payment of principal.

If the aggregate  certificate  principal balance of the related  Subordinate  Certificates has been  reduced to zero,  losses on the mortgage  loans in a loan group will be allocated  among the related Senior  Certificates in accordance  with their  respective  remaining  certificate principal  balances or accrued  interest,  subject to the special rules described in any final term sheet for a class of certificates.

Not all losses  will be  allocated  in the  priority  described  above.  Losses due to natural disasters  such as floods and  earthquakes,  fraud in the  origination  of a mortgage loan, or some losses related to the  bankruptcy of a mortgagor  related to the mortgage loans in a loan group  will be  allocated  as  described  in the  preceding  paragraphs  only up to  specified amounts.  Losses of these types on mortgage  loans in a loan group in excess of the  specified amounts for that loan group and losses due to other  extraordinary  events  will be  allocated proportionately  among all  outstanding  classes  of  certificates  related to that loan group except  as  stated in the term  sheet  supplement.  Therefore,  the  Subordinate  Certificates related  to  any  loan  group  do  not  act as  credit  enhancement  for  the  related  Senior
Certificates for these losses.

See "Description of the  Certificates--Allocation  of Losses;  Subordination" in the term sheet supplement.

ADVANCES

 For any  month,  if the Master  Servicer  does not  receive  the full  scheduled  payment on a mortgage  loan,  the Master  Servicer  will advance funds to cover the amount of the scheduled payment  that was not made.  However,  the  Master  Servicer  will  advance  funds  only if it determines  that the advance will be recoverable  from future  payments or collections on that mortgage loan.

See "Description of the Certificates--Advances" in the term sheet supplement.

OPTIONAL TERMINATION

 On any  distribution  date  on  which  the  aggregate  outstanding  principal  balance  of the mortgage  loans  in a loan  group as of the  related  determination  date is less  than 10% of their  aggregate  stated  principal  balance as of the cut-off date, the master  servicer may, but will not be required to:

        o      purchase  from the  trust  all of the  remaining  mortgage  loans in that  loan group, causing an early retirement of the certificates; or

        o      purchase all of the certificates related to that loan group.

Under either type of optional  purchase,  holders of the outstanding  certificates  related to that loan group are entitled to receive the outstanding  certificate  principal balance of the certificates in full with accrued  interest,  as and to the extent described in the term sheet supplement.  However,  any  optional  purchase  of the  remaining  mortgage  loans in any loan group  may  result  in a  shortfall  to  the  holders  of  the  most  subordinate  classes  of certificates  related to that loan  group  outstanding,  if the trust  then  holds  properties acquired from  foreclosing  upon  defaulted  loans in that loan group.  In either case,  there will  be  no  reimbursement  of  losses  or  interest  shortfalls  allocated  to  the  related certificates.

See  "Pooling  and  Servicing  Agreement--Termination"  in the term sheet  supplement  and "The
Pooling and Servicing  Agreement--Termination;  Retirement of Certificates" in the related base prospectus.